Exhibit 21.1

Subsidiaries of the Registrant

•	Vimicro Corporation, incorporated in the People’s Republic of China

•	Viewtel Corporation, incorporated in California, U.S.A.

•	Vimicro Electronics International Limited, incorporated in Hong Kong Special Administrative Region